Exhibit 10.23
[ZARS Letterhead]

Theodore Stanley, M.D.	June 8, 2007
Chairman of the Board
ZARS Inc.
Ted:
On behalf of the entire board, the Compensation Committee would like to thank you for your past contributions and steadfast support of the Company. ZARS is now entering into a new and exciting phase in its development, which may include the evolution into a public company. The Compensation Committee would like to take this opportunity to clarify your role and compensation going forward.
As our non-executive Chairman of the Board, you will be responsible for the duties assigned to that position in our Articles of Incorporation and Bylaws, including managing the board’s business, acting as leader and guide during board meetings, facilitating board composition and organization, coordinating board responsibilities, planning and managing board meetings, enhancing the effectiveness of the board, and other duties as described in this letter.
The Board recognizes that you will be spending as much as 40% of your professional time on ZARS related business. During this time, you may be asked to assist with special projects for the Company consistent with your position and agree to perform the duties requested by the Company’s CEO. Your day to day activities for the Company will be defined by the CEO and may include assisting with strategy issues, succession planning, management recruitment, new product and business assessment, and interface with key opinion leaders and clinical advocates You will not have any specific role, responsibilities, authority or direct reports as it relates to the daily operations of ZARS and will not be involved in investor relations, negotiating business transactions, or any M&A related activities. You are not authorized to make public statements regarding the Company or any aspects of its business, prospects, personnel, partners, transactions or operations.
Effective, April 1, 2007, the compensation of the Chairman of the Board will be $10,000 per month. No additional equity, stock grants, stock options, or equivalent will be provided to you. This monthly compensation will continue as long as you remain Chairman of the Board and perform the duties associated with that position, as further described in this letter.
I hope this letter clarifies your role and compensation. Feel free to call me with any questions or clarifications. Once again, thank you for your past and future contributions!
Regards,
/s/ Dinesh Patel
Dinesh Patel, Ph.D.
Chairman, Compensation Committee
ZARS Inc.
Agreed to and accepted by:
/s/ Theodore H. Stanley
Theodore Stanley, M.D.